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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 1, 2011, included in the Annual Report on Form 10-K of Universal American Corp. and subsidiaries for the year ended December 31, 2010, with respect to the consolidated financial statements and schedules of Universal American Corp. and subsidiaries, and the effectiveness of internal control over financial reporting of Universal American Corp. and subsidiaries incorporated by reference in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

New York, New York
March 30, 2011

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  Exhibit 23.1